SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2004

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 628-4700

ITEM 5. OTHER EVENTS.
SIGNATURES

ITEM 5. OTHER EVENTS.

SAN CARLOS, Calif. (April 15, 2004) – Conceptus, Inc. (Nasdaq: CPTS) announced today that the Food and Drug Administration (FDA) has granted approval for the Company to begin manufacturing the Essure® System at UTI Venusa, Ltd. in Ciudad Juarez, Mexico. Conceptus expects that this change will result in a significant decrease in manufacturing costs, which would enable Conceptus to become profitable in 2005.

“This approval caps the year-long project to bring the Venusa facility on line to manufacture Essure,” said William Dippel, Vice President of Manufacturing and R&D for Conceptus. “We are already shifting production to this facility, and should see an immediate savings in manufacturing costs.”

Previously, the Essure System had been built only at the Company’s San Carlos facility in Northern California. The San Carlos facility will remain operational for small volume manufacturing, research and development initiatives and development of new manufacturing processes.

“Key elements of our strategic plan are to reduce overall product costs and position ourselves for future growth in product sales,” noted Mark Sieczkarek, President and CEO of Conceptus. “At the Venusa facility, we are not only realizing significant costs savings, but we are in a position to handle the large volume production that is in line with our expected sales over the next several years. Additionally, this move helps Conceptus in managing our cash flow by immediately reducing fixed asset and working capital requirements.”

Also, Conceptus noted that it is continuing discussions with the FDA over approval of its PMA supplement regarding the 3-year effectiveness rate for Essure. The FDA has responded favorably to the new statistical updates which propose changing the effectiveness rate, now 99.8% at two years of follow up, to an equivalent rate at three years. However, the exact wording of the labeling, as well as other changes that are part of the FDA’s continuing effort to standardize contraceptive labeling, are still under review. Conceptus expects to complete the labeling changes to the FDA’s satisfaction within 60 days.

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. Essure is 99.8% effective after two years of follow-up. However, like all birth control methods, Essure is not expected to be 100 percent effective, and pregnancies are expected.

About Conceptus

Conceptus manufactures and markets Essure, which is designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

     Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2. Information contained on our website is not incorporated by reference into and does not form a part of this form 8-K.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Savings in manufacturing costs, profitability, decisions by the FDA, clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and the most recent Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

	By:	/s/	Gregory E. Lichtwardt

Gregory E. Lichtwardt
Executive Vice President, Treasurer
and Chief Financial Officer
Dated: April 20, 2004

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